UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 23, 2014

PORT OF CALL ONLINE, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-188575	27-2060863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1670 Sierra Avenue, Suite 402
Yuba City, CA  95993
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (530) 676-7873

(Registrant’s former address and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01   Entry into a Material Definitive Agreement

On December 23, 2014 Port of Call Online, Inc. (the “Company”, “we” or “us”) entered into and consummated a Plan and Agreement of Reorganization between the Company and Purebase, Inc. and certain stockholders of Purebase, Inc. (the “Reorganization”). Pursuant to the Reorganization, the Company on the closing date, acquired 43,709,412 (representing 95.5%) of the issued and outstanding shares of Purebase, Inc., a Nevada Corporation (“Purebase”) in exchange for 43,709,412 shares of the common stock of the Company. As a result of the Reorganization, Purebase became a majority-owned subsidiary of the Company and the eleven former stockholders of Purebase now own, in the aggregate, approximately 61% of the Company’s outstanding common stock. Upon consummation of this Reorganization, the Company will seek to exchange the remaining 2,108,390 shares of issued and outstanding shares of Purebase from its remaining stockholders on the same 1-for-1 exchange ratio. Assuming all the remaining shares of Purebase are exchanged for shares of the Company’s common stock, the Company will have issued a total of 45,817,802 shares of its common stock for all the outstanding shares of Purebase resulting in an aggregate of 70,217,802 shares of the Company’s common stock outstanding and Purebase becoming a wholly-owned subsidiary of the Company. Purebase stockholders choosing not to exchange their Purebase shares for shares of the Company will retain their stock ownership in Purebase and Purebase will remain a majority-owned subsidiary of the Company.

The Plan and Agreement of Reorganization between the Company, Purebase and certain stockholders of Purebase is set forth herein as Exhibit 2.1.

SECTION 2 – FINANCIAL INFORMATION

Item 2.01   Completion of Acquisition or Disposition of Assets

As a result of the Reorganization, the Company acquired the business operations of Purebase which now becomes the Company’s primary business activity and the Company will not pursue its previous business of developing web-based services for boaters.

Cautionary Note About Forward-Looking Statements:

Certain of the matters discussed in this 8-K report about our and our subsidiaries' future performance, including, without limitation, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words “anticipate,” “believe,” or “expect” or similar expressions are intended to identify forward-looking statements. Factors that may cause actual results to differ from those anticipated are discussed throughout this Form 8-K and should be considered carefully.

Business of Purebase

Purebase, Inc. (“Purebase”) was incorporated in the state of Nevada on June 11, 2013 as an exploration and mining company which will focus on identifying and developing advanced stage natural resource projects which show potential to achieve full production. The business strategy of Purebase is to identify, acquire, define, develop and operate world-class industrial and natural resource properties and to provide mine development and operations services to mining properties located initially in the Western United States and currently in California and Nevada.The Company intends to engage in the identification, acquisition, development, mining and full-scale exploitation of industrial and natural mineral properties in the United States as its top priority. Purebase’s business plan will initially focus on the industrial and agricultural market sectors. The Company will seek to develop deposits of pozzolan, white silica, copper and potassium sulfate. These important resources are found in thousands of products, and in many cases, there are few or no substitutes for their mineral properties. Industrial minerals have a wide range of uses including construction, agriculture additives, animal feedstock, ceramics, synthetics, absorbents and electronics.

Purebase is headquartered in Yuba City, California. Purebase’s business is divided into wholly-owned subsidiaries which will operate as business divisions whose sole focus is to develop sector related products and to provide for distribution of those products into each industry related sector:

Purebase is a diversified, industrial mineral and natural resource company working to provide solutions to a wide range of markets, including the cornerstone markets of agriculture and construction. Purebase’s key management has over 50 years of combined and experience in the mining industry in California and the USA.

Purebase will utilize its mining services contractto perform exploration drilling, preparation of feasibility studies, mine modeling, on-site construction, mine production and mine site reclamation. Exploration services would also include securing necessary permits, environmental compliance and reclamation plans. These services will be provided by US Mine Corp., a private company focusing on the development and contract mining of industrial mineral and metal projects throughout North America of which Scott Dockter and John Bremer are officers, directors and owners.

Purebase is focused on the Agricultural and Construction industry sectors.

Within the Agricultural Sector, Purebase plans to provide soil amendment solutions that may be used by both large farming operations and consumer retail, domestically in the US and internationally.

Within the Construction Sector, Purebase plans to provide a Supplementary Cementitious Material (SCM), a solution that may be used in large infrastructure development projects for government, commercial industries and residential buildings.

Agricultural Sector

Agriculture and agriculture-related industries contributed $775.8 billion to the U.S. gross domestic product (GDP) in 2012, a 4.8-percent share. The output of America’s farms contributed $166.9 billion of this sum—about 1 percent of GDP. In 2012, 16.5 million full- and part-time jobs were related to agriculture – about 9.2 percent of total U.S. employment. Direct on-farm employment provided over 2.6 million of these jobs. (Source: The US Department of Agriculture, Economic Research Service, Agricultural Resource Management Survey Farm Financial and Crop Production survey).

U.S. land area amounts to nearly 2.3 billion acres, with nearly 1.2 billion acres in agricultural lands. Virtually all farms today utilize various fertilizers to better utilize water resources and increase crop yields. In the US, corn crops use approximately 45% of the total available fertilizer. This is more than the combined 29% that wheat, soybeans, oilseeds, fruit and vegetables use. The remaining 26% is used by other crops.

Growth in developing economies also helps fertilizer companies. For example, industrialization tends to give people a taste for meat, which requires 12-16 times the agricultural output per calorie than grain.

Crops account for the largest share of the value of U.S. agricultural production. The value of agricultural production in the United States has risen over the past decade due to increases in production as well as higher prices. Yield gains for crops have been particularly important, although acreage has also risen recently in response to elevated prices since 2008. Falling prices led to a slight decline in value of crop production in 2013. While livestock production increased over the decade, prices were up more than 60% between 2003 and 2013, contributing to the rising value of livestock production and agricultural consumption.

Purebase intends to develop innovative solutions that represent an important value-enhancing element for our agricultural customers. We intend to create a brand family under the parent trade name, Purebase, consisting of three primary product lines: Purebase SoluSol™, Purebase Humate INU™,  and Purebase Pozzolan.

Purebase Solu-Sul™  provides many essential minerals, while lowering pH to allow nutrients to be available to plants, and improving soil biology. Solu-Sul™ can be applied to most crops, trees, vines and turf applications. It will be available in granular grade and micronized solution grade, in bulk orders or 10, 20 and 50 lbs. bags.

Purebase Humate INU™ (Increased Nutrient Uptake) is derived from the combination of humic and fulvic acid  coupled with a unique cross section of plant available macro and micronutrients, allow Humate INU™ to simultaneously improve soil quality as well as buffer high pH conditions. Products containing humic acids, such as Humate INU™, may increase uptake of micronutrients. It will be available in granular grade and micronized solution grade.

Purebase Pozzolan Ag is extracted from Pozzolan deposits which originated when nearby volcanoes erupted and the volcanic ash was deposited into freshwater lakes. These freshwater lakes contained large amounts of protozoa called “diatoms”. The skeletal structure of those tiny organisms are extremely porous and adsorbent. Pozzolan can be used as a mineral soil amendment and serves as an excellent soil stabilizer and increases absorption and retention of air, water, and nutrients to sustain plant growth as well as improve porosity in the soil. Pozzolan provides an environmentally friendly and cost-effective method for plantation, water conservation and soil reclamation. A Pozzolan soil additive is also effective at removing excess heat and water in order to prevent rotting of plant roots. Other benefits of Pozzolan additives include sustained gradual release of nutrients and fertilizer, disease prevention, and increased absorption of nutrients provided by microbes and fertilizers. It will be available in granular grade, in bulk or 10, 20 and 50 lbs. bags.

Construction Sector

Concrete is a common building material consisting of water, sand, gravel (i.e. aggregate), and cement. Portland Cement is the most prevalent cementing material in the world. According to the Portland Cement Association (PCA), Long-Term Cement Consumption Outlook, the United States’ cement consumption is expected to reach nearly 192 million metric tons in 2035, up from current levels of an estimated 86 million metric tons in 2014.

Driven by healthy gains in the economy and most construction segments, cement use is expected to grow 7.9% in 2014 followed by increases of 8.4% in 2015 and 10.7% in 2016, according to the latest PCA forecast. The USA is the world’s 3rd largest producer of Cement. The increase will bring U.S. cement volume to 86.1 million tons this year, 93.3 million tons in 2015, and 103.2 million tons in 2016. Of the 50 US states, the top 3 producers in descending order by volume are Texas, California and Missouri.

However, it is estimated one ton of CO2 is released for every ton of cement manufactured.  The negative external byproducts of Portland Cement production include carbon dioxide and particulate matter. The costs in the form of environmental degradation from cement production presents a global problem. As such, increasing environmental regulations will continue to add to the direct costs of concrete building materials. Pozzolan blended cements lower CO2 emissions released during Portland Cement production and reduces the overall cost of cement. The bottom line is better concrete, better price, and reduced pollution. States like California are leading the way with legislation like AB 32 which requires the reduction of CO2 by 2020 to 1990 levels.

Pozzolan is a siliceous and aluminous mineral which is used for a variety of purposes. As a cement additive, agricultural soil amendment, feed supplement, absorbent and fire retardant.

Combinations of the economic and technical aspects and, increasingly, environmental concerns have made blended cements, i.e. cements that contain designed amounts of SCMs a widely produced and used cement type.

Blended cements currently use fly ash as the dominant additive. However, fly ash is currently being phased out in California due to stringent environmental legislation and the decreasing availability of suitable fly ash products especially in the Western US. This presents Purebase with a unique and valuable opportunity as a "clean and green" solution provider of natural Pozzolan as an additive for cement used in all types of construction.

Current practice may permit up to a 40% reduction of Portland cement used in the concrete mix when replaced with a carefully designed combination of approved Pozzolans. When the mix is designed properly, concrete can utilize Pozzolans without reducing the final compressive strength or other performance characteristics. The properties of hardened blended cements are strongly related to the development of the binder microstructure, i.e., to the distribution, type, shape and dimensions of both reaction products and pores. The beneficial effects of Pozzolan addition in terms of compressive strength performance and durability are mostly attributed to the pozzolanic reaction in which calcium hydroxide is consumed to produce additional C-S-H and C-A-H reaction products. These pozzolanic reaction products fill in pores and result in a refining of the pore size distribution or pore structure. This results in a lowered permeability of the binder and increased strength.

Pozzolan also has a cost advantage over the currently used number one and two SCM’s which are Type C & F fly ash. The current cost of burned coal by-product fly ash is approximately $78/ton. We plan to produce a raw Pozzolan SCM at very competitive rates. Cartage will play a major factor in pricing, but there is still a substantial cost margin between fly ash and Pozzolans.

CORE BUSINESS ASSETS

Purebase’s main emphasis is the commercialization of our three mining properties. The Company has two Pozzolan projects, one located in Northern California, and the other in Southern California to serve those areas as primary markets for the agricultural and construction sectors. The Company’s potassium sulfate project is located in south central Nevada which is close to the central valley markets we expect to serve with our agricultural products.

Company Owned Properties

Snow White Mine in San Bernardino County, CA

As previously disclosed on Form 8-K filed with the SEC on December 2, 2014, on November 28, 2014 US Mining and Minerals Corporation entered into a Purchase Agreement in which US Mining and Minerals Corp. agreed to sell its fee simple property interest and certain mining claims to US Mine Corp. On December 1, 2014, US Mine Corp assigned its rights and obligations under the Purchase Agreement to the Company pursuant to an Assignment of Purchase Agreement. As a result of the Assignment, the Company assumed the purchaser position under the Purchase Agreement. The Purchase Agreement involves the sale of approximately 280 acres of mining property containing 5 placer mining claims known as the Snow White Mine. The Snow White Mine property is located near Barstow, California in San Bernardino County. The property is covered by a Conditional Use Permit allowing the mining of the property and a Plan of Operation and Reclamation Plan has been approved by San Bernardino County and the US Bureau of Land Management.

As with the Long Valley Pozzolan deposit, the Snow White Mine deposit geology and chemical makeup of Pozzolan make it an ideal mineral for use as an SCM. This 280 acre combination of owned property (80 acres) and Non-Patented Placer Claims (200 acres) includes 8.33 acres which are conditionally permitted and ready for further development.

Based upon the methodology of the available geological reports for this project, combined with local knowledge of the site and the application of reasonable volume calculations, the Company believes there is an economically viable accessible combined ore body of mined pumice, tuff/brecia, perlite, and ryolite ore within the full 280 acre Snow White Mine property. Purebase is currently preparing a drill program that will helpto delineate the pumice, tuff/brecia, perlite, and ryolite strata thicknesses, dimensions and size.

Purebase Properties Acquired

Placer Mining Claims USMC 1-50

On July 30, 2014 Purebase entered into a Placer Claims Assignment Agreement pursuant to which Scott Dockter and Teresa Dockter assigned their rights to certain Placer Mining Claim Notices filed and recorded with the US Bureau of Land Management (the “BLM”) relating to 50 Placer mining claims identified as “USMC” 1” thru “USMC 50” covering 1,145 acres of mining property located in Lassen County, California and known as the “Long Valley Pozzolan Deposit”. Purebase issued 12,708,000 shares of its common stock to Scott Dockter in exchange for these Mining Rights.

The Long Valley Pozzolan Deposit is a placer claims resource in which Purebase holds non-patented mining rights to 1,145 acres of contiguous placer claims within the boundaries of a known and qualified Pozzolan deposit. This area clearly defined in a State sponsored report show this area is underlain by mineral deposits for which geological information indicates that significant inferred resources of natural pozzolan are present. Purebase is currently preparing a drill program that will help to further define the estimated reserves within the boundaries of our claims in this known deposit and begin the initial phases of the permitting processes.
The Placer Claims Assignment Agreement is set forth herein as Exhibit 10.2.

Federal Mineral Preference Rights Lease in Esmeralda County, NV

On October 6, 2014 Purebase entered into an Assignment of Lease from US Mine Corp. pursuant to which Purebase acquired the rights to a Preference Rights Lease granted by the BLM covering approximately 2,500 acres of land located in the Mount Diablo Meridian area of Nevada.

Contained in the leased property is the Chimney 1 Potassium/Sulfur Deposit which consists of 15.5 acres of land fully permitted for mining operation which is situated within the 2,500 acres held by Purebase under a Federal Mineral Preference Right Lease in Esmeralda County, NV. This deposit of potassium and sulfur is described as being in an elongated dike like or neck like mass of ryolite having the appearance of being intrusive into gently folded white and red sedimentary ryolitic tuffs or Tertiary age. Sulfur occurs in this area as irregular seams and blebs in altered Tertiary sedimentary rocks and welded tuffs.

Phase I planning includes continued exploration, expansion and development of the existing permitted mine site. Included in the Phase II planning is the installation of onsite crushing and sizing machinery, truck scale and other equipment at the mine site.
The Preference Rights Lease Assignment Agreement is set forth herein as Exhibit 10.3.

Intellectual property applicable to cement and other products of interest to Purebase

On November 24, 2014 Purebase entered into a Plan and Agreement of Reorganization pursuant to which it acquired 100% of the membership interests in US Agricultural Minerals, LLC, a Nevada limited liability company, the Manager-Members of which were, Scott Dockter (50%), John Bremer (25%) and Laura Bremer (25%). John and Laura Bremer are husband and wife. Purebase issued 115,000 shares of its common stock and assumed $1,000,000 of debt in exchange for 100% ownership of US Agricultural Minerals, LLC (“USAM”). USAM has developed certain intellectual property applicable to making cement and other products of interest to Purebase. Specifically, USAM has done extensive research and testing of the Potassium Sulfate deposit, Lignite deposit and the Pozzolan deposits for agricultural applications and use as a high grade SCM.

The Plan and Agreement of Reorganization between Purebase, USAM and the USAM Members is set forth herein as Exhibit 10.4.

Contract Mining Agreement

Purebase entered into a Contract Mining Agreement with US Mine Corp. dated November 1, 2013 pursuant to which US Mine Corp. agrees to provide various technical evaluations and mine development services to Purebase with regard to the various mining properties/rights owned by Purebase.

The Contract Mining Agreement is set forth as Exhibit 10.5.

Risk Factors Affecting Future Operating Results

As the business of Purebase will now become the primary business of the Company, the following risk factors relate to Purebase and its business.

BUSINESS RISKS

Purebase is a new company with limited operating history which makes the evaluation of its future business prospects difficult.

The Company has only recently changed its business focus from a web-based service provider to boaters to its current business of developing industrial and natural resources. Most of this new business will be conducted by Purebase which is a development stage company which only recently was formed and commenced its business. Consequently, it has only limited operating history and an unproven business strategy and mining properties that have yet to be developed. Purebase’s primary activities to date have been the design of its business plan and identifying and acquiring various natural mineral property rights or leases relating to projects which fit Purebase’s project profile. As such we may not be able to achieve positive cash flows and our lack of operating history makes evaluation of our future business and prospects difficult. Neither the Company nor Purebase has generated any revenues to date. The Company’s success is dependent upon the successful identification and development of suitable mineral exploration projects. Any future success that we might achieve will depend upon many factors, including factors beyond our control which cannot be predicted at this time. These factors may include but are not limited to: changes in or increased levels of competition; the availability and cost of bringing exploration stage mineral projects into production; the amount of industrial and/or natural resource reserves identified and the market price of and the uses for such minerals. These conditions may have a material adverse effect upon Purebase’s and the Company’s business operating results and financial condition.

As a relatively new company, Purebase is unable to predict future revenues which makes an evaluation of its business speculative.

Because of the Company’s new business focus and Purebase’s lack of operating history and the introduction of its mining development strategy, their ability to accurately forecast revenues is very difficult.  Future variables include the market for the natural resources being mined by Purebase, the price of various mineral resources and the availability of suitable advanced stage exploration projects.  To the extent we are unsuccessful in establishing our business strategy and increasing our revenues through our own mining property or through our subsidiary, Purebase, we may be unable to appropriately adjust spending in a timely manner to compensate for any unexpected revenue shortfall or will have to reduce our operating expenses, causing us to forego potential revenue generating activities, either of which could have a material adverse effect in our business, results of operations and financial condition.

Purebase expects its operating expenses to increase in the future with no assurance that revenues will be sufficient to cover those expenses and delaying or preventing Purebase from achieving profitability.

As the Company’s and Purebase’s business grows and expands, the Company will spend substantial capital and other resources on developing its various mining projects, research and development of uses for its minerals being mined, establishing strategic relationships and operating infrastructure.  Purebase expects its cost of revenues, property development, general and administrative expenses, to continue to increase.  If revenues do not increase to correspond with these expenses or if outside capital is not secured, there may be a material adverse effect on our business, cash flow and financial condition.

If the Company fails to raise additional capital to fund its business growth and project development, the Company’s new business could fail.

The Company anticipates having to raise significant amounts of capital to meet its anticipated needs for working capital and other cash requirements for the near term to develop its mining properties and uses for its mineral resources.  The Company will attempt to raise such capital through the issuance of stock or incurring debt. However, there is no assurance that the Company will be successful in raising sufficient additional capital and we have no arrangements for future financing and there can be no assurance that additional financing will be available to us.  If adequate funds are not available or are not available on acceptable terms, our ability to fund the Company’s mining projects, take advantage of potential acquisition opportunities, develop or enhance the uses of its mineral resources or respond to competitive pressures would be significantly limited.  Such limitation could have a material adverse effect on the Company’s business and financial condition.

Raising funds through debt or equity financings in the future, would dilute the ownership of our existing stockholders and possibly subordinate certain of their rights to the rights of new investors or creditors.

We expect to raise additional funds in debt or equity financings if they are available to us on terms we believe reasonable to provide for working capital, carry out mining development programs or to make acquisitions.  Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing stockholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our Common Stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our Common Stock in connection with an acquisition of the Company.  Additional debt, if authorized, would create rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our Common Stock and would have to be repaid from future cash flow before there would be any return to investors.

Our business will depend on certain key Purebase personnel, the loss of which would adversely affect our chances of success.

Purebase’s success depends to a significant extent upon the continued service of its senior management, key executives and consultants.  We do not have “key person” life insurance policies on or any employment agreement with any of our officers or other employees.  The loss of the services of any of the key members of senior management, other key personnel, or our inability to retain high quality subcontractor and mining personnel may have a material adverse effect on our business and operating results.

Purebase stockholders will be able to control the Company.

As a result of the Reorganization, the initial stockholders of Purebase were issued common stock of the Company representing 61% of the Company’s outstanding common stock.  Accordingly, Mr. Dockter and other former Purebase stockholders will have the ability to control the affairs of the Company for the foreseeable future.

A decline in the price of natural resources will adversely affect our chances of success.

The Company’s business plan is based on current development costs and current prices of pozzolan, silica, copper and other natural resources being developed by the Company. However the price of minerals can be very volatile and subject to numerous factors beyond our control including industrial and agricultural demand, inflation, the supply of certain minerals in the market, and the costs of mining, refining and shipping of the minerals. Any significant drop in the price of these natural resources will have a materially adverse affect on the results of our operations unless we are able to offset such a price drop by substantially increased production.

We have not yet developed our existing mining projects and have not established any Proven or Probable Reserves.

The Company and Purebase have to date identified and acquired an interest in several mineral resource projects. However, neither the Company nor Purebase has commenced development of these projects. While the Company and Purebase believe that, based upon available data and the assumptions used and judgments made in interpreting such data, the properties/interests currently owned will yield commercially viable amounts of mineral resources, neither the Company nor Purebase have done the necessary exploration/evaluation to establish any proven or probable reserves. Therefore we are unable to determine the quantity and quality of the mineral resources we may be able to recover. There is significant uncertainty in any resource estimate such that the actual deposits encountered or reserves validated and the economic viability of mining the deposits may differ materially from our expectations.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We expect to acquire rights to some of our mineral properties from leaseholds or purchase option agreements that require the payment of option payments, rent, minimum development expenditures or other installment fees or specified expenditures. If we fail to make these payments when they are due, our mineral rights to the property may be terminated. This would be true for any other mineral rights which require payments to be made in order to maintain such rights.

Some contracts with respect to mineral rights we may acquire may require development or production schedules. If we are unable to meet any or all of the development or production schedules, we could lose all or a portion of our interests in such properties. Moreover, we may be required in certain instances to pay for government permitting or posting reclamation bonds in order to maintain or utilize our mineral rights in such properties. Because our ability to make some of these payments is likely to depend on our ability to generate internal cash flow or obtain external financing, we may not have the funds necessary to meet these development/production schedules by the required dates.

Mineral exploration and mining are highly regulated industries.

Mining is subject to extensive regulation by state and federal regulatory authorities. State and federal statutes regulate environmental quality, safety, exploration procedures, reclamation, employees’ health and safety, use of explosives, air quality standards, pollution of stream and fresh water sources, noxious odors, noise, dust, and other environmental protection controls as well as the rights of adjoining property owners. We will strive to verify that projects being considered are currently operating or can be operated in substantial compliance with all known safety and environmental standards and regulations applicable to mining properties. However, there can be no assurance that our compliance efforts could be challenged or that future changes in federal or state laws, regulations or interpretations thereof will not have a material adverse affect on our ability to establish and sustain mining operations.

The Auditor’s Report states there is substantial uncertainty about the ability of the Company and Purebase to continue its operations as a going concern.

In their audit report dated April 11, 2014 included in the Company’s Form 10-K filed with the SEC on April 11, 2014, our auditors expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business. In addition, the audit report dated December 22, 2014 relating to Purebase also contains a “going concern” caveat as to its ability to continue as a going concern. We believe that if we do not raise additional capital from outside sources in the near future or if the development of our mining properties does not proceed as planned, we may be forced to delay the implementation of our business plans.

Management May be Unable to Implement the Business Strategy

The Company’s and Purebase’s business strategy is to develop and extract certain minerals which they believe can have significant commercial applications and value. The Company’s business strategy also includes developing new uses and products derived from its mineral resources, such as the use of pozzolan as an ingredient for cement. There is no assurance that we will be able to identify and/or develop commercially viable uses for the minerals we will be supplying. In addition, even if we identify and/or develop commercial uses and markets for our minerals, the time and cost of mining, refining and distributing such minerals may exceed our expectations or, when developed, the amount of minerals recovered may fall significantly short of our expectations thus providing a lower return on investment or a loss to the Company.

SECURITIES RISKS

Most of the Company’s outstanding shares are subject to resale restrictions.

The shares of the Company’s common stock issued in the Reorganization transaction as well as shares held by affiliates are subject to resale restrictions and are deemed to be “restricted” or “control” shares as defined in Rule 144 under the Securities Act of 1933 (the “1933 Act”). Consequently, these shares cannot be freely sold unless registered under the 1933 Act or sold pursuant to an available exemption under Rule 144. However, since the Company has been previously designated as a “shell company” under the 1933 Act, the resale exemptions under Rule 144 will not be available for a period of one year from the date this Form 8-K was filed with the US Securities and Exchange Commission (the “SEC”). See Item 5.06 below.

Inadequate market liquidity may make it difficult to sell our stock.

There is currently a very limited public market for our Common Stock, but we can give no assurance that there will always be such a market. Only a limited number of shares of our Common Stock are actively traded in the public market and we cannot give assurance that the market for our stock will develop sufficiently to create significant market liquidity and stable market prices in the future.  An investor may find it difficult or impossible to sell shares of our Common Stock in the public market because of the limited number of potential buyers at any time or because of fluctuations in our market price.  In addition, the shares of our Common Stock are not eligible as a margin security and lending institutions may not accept our Common Stock as collateral for a loan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company has not included a discussion and analysis of its financial condition and results of operation as management believes a discussion of the Company’s past operations would not be indicative of its new line of business resulting from the above referenced Reorganization and the Company’s new wholly-owned subsidiary has only been in existence for a short period of time and has conducted only limited operations to date.

Legal Proceeding

Purebase and US Agricultural Minerals, LLC along with certain principals of those entities were named as defendants in a Complaint filed in the Second Judicial District Court in Washoe County, Nevada (Case # CV14 01348) on June 23, 2014. The Complaint was filed by Madelaine and Edwin Durand alleging various causes of action including breach of contract and misrepresentations by various defendants and certain principals of Purebase and USAM. The substance of the Complaint involves the alleged breach and other wrongful acts pertaining to a Mineral Lease Contract and a Non-Disclosure, Confidentiality and Non-Compete Agreement entered into between the Plaintiffs and the Defendants. On September 11, 2014 a Motion to Dismiss was filed on behalf of all Defendants and is pending awaiting determination by the Court.

SECTION 3 – SECURITIES AND TRADING MARKETS

After the Reorganization described above, the Company’s shares of common stock will continue to be listed on the OTCQB under the trading symbol “POCO”. However, the Company anticipates changing its name to “Purebase Mills, Inc.” which would result in a change to its trading symbol.

Item 3.02   Unregistered Sales of Equity Securities

As a result of the Reorganization discussed above, the Company will issue up to 45,817,802 shares of its common stock in exchange for all of the issued and outstanding stock of Purebase. The exchange will involve 80 stockholders of Purebase (“Purebase Stockholders”). Each Purebase Stockholder represented to the Company that the securities were being acquired for investment purposes only and not with an intention to resell or distribute such securities. Each of the Purebase Stockholders had access to information about the Company’s business and financial condition and was deemed capable of protecting his or her own interests. The shares being issued in this Reorganization are being issued pursuant to the private placement exemption provided by Section 4(2) or Section 4(6) of the Securities Act. The securities are deemed to be “restricted securities” as defined in Rule 144 under the Securities Act and the stock certificates will bear a legend limiting the resale thereof.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01   Change in Control of Registrant

As a result of the Reorganization described above, a change of control of the Company occurred as of December 23, 2014. As a result of the Reorganization, the Company will issue a total of 45,817,802 shares of its common stock to the stockholders of PUREBASE on a 1-for-1 ratio to their stock ownership in Purebase. Although only four of the former stockholders of Purebase now beneficially own more than 5% of the Company’s outstanding common stock, the total number of shares to be issued pursuant to the Reorganization will represent approximately 65% of the currently outstanding shares of the Company’s common stock.

In addition, as part of the Reorganization, John Bremer will be appointed to the Board of Directors.

Other than as disclosed above, there were no other arrangements between the Company and the new Officers and Directors which may result in a future change of control of the Company.

Item 5.02   Departure of Director; Appointment of Directors; Appointment of Certain Officers

Background information on each of the new Officers of the Company is set forth below.

A. Scott Dockter, age 58, has been the CEO, President and a Director of the Company since September 24, 2014 and President and a Director of Purebase, Inc. since January 22, 2014. Mr. Dockter also serves as the CEO and a Director of US Mine Corp. from 2012 to the present. US Mine Corp. is a private company focusing on the development and contract mining of industrial mineral and metal projects.  Over the course of his 30-year career, Mr. Dockter has been responsible for the development of several large open pit and underground mines in the USA, having worked extensively in the states of Nevada, California, Idaho, and Montana. Mr. Dockter has had comprehensive involvement in all aspects of the mining business, including exploration, permitting, mine development, financing, operations, asset acquisitions, and marketing and sales. His experience covers a wide range of commodities including industrial minerals, gold, silver, copper and other precious metals. Mr. Dockter has over 18-years’ experience as a director in the public markets, and has broad experience in the debt and equity markets. He has personally owned mines, operated mines, constructed mine infrastructures (physical, production and process) and produced precious metals. Mr. Dockter holds a Class A Engineering License and a General Engineering License in the state of California. Mr. Dockter is not currently an officer or director of any other reporting company.

Calvin Lim, age 57, was appointed to the Board of Directors on October 27, 2014. Mr. Lim owned and operated two large Chinese restaurants in Sacramento from 1981 to 2003. From 1984 to 2006 he served as President of Hoi Sing Inc., which was a company which invested in properties located in Hong Kong and China and he is co-owner of the Oriental Trading Company which is involved in the Chinese imports and exports business. Mr. Lim earned his bachelor’s degree in Business Administration from Sacramento State University. Mr. Lim is not currently an officer or director of any other reporting company.

John Bremer, age 64, will be appointed a Director of the Company as a result of the Reorganization.Mr. Bremer is a seasoned executive managing successful business’s for the past 35 years. He is a senior executive of U.S Mine Corp. and remains the current CEO of GroWest, Inc. a holding company with subsidiary companies in the heavy equipment rental and property development business in California. Mr. Bremer started his career teaching college level horticulture and soil science classes. When Mr. Bremer moved on from traching he  opened and managed large mining operations for Riverside Cement and California Portland Cement Company. During his time working with cement producers he was engaged in several cement solutions. An example was helping design material input methodologies to reduce the Nitrogen Oxide emissions from calcining cement. This interaction and knowledge of the cement industry has led to the creation of proprietary cement replacement products. Mr. Bremer also developed a large organic composting operation in Riverside County which provided a successful management solution for bio solids from

Los Angeles, Orange and Riverside Counties. Once that company completed its development and was well positioned, he successfully sold it to Synagro Technologies, the company continues today as a part of The Carlyle Group. Mr. Bremer has successfully developed several other properties in the Riverside County and Napa Valley which included comprehensive experience in permitting processes. Mr. Bremer earned his Bachelor’s degree in Agri Business from California State Polytechnic University, Pomona, CA.

Amy Clemens, age 58, was appointed as the Chief Financial Officer and Corporate Secretary of the Company on October 27, 2014. Ms. Clemens holds similar positions with Purebase, Inc. Ms. Clemens has over 30 years’ experience in corporate finance, budget, internal audit and business management.  Before joining the Company she served as the Chief Operations Officer for OPTEC Solutions, LLC, providing manned and unmanned aerial solutions to the Department of Defense.  She also brings several years’ experience working in the petrochemical industry. She is also President of an all-volunteer organization known as the Golden West Aviation Association. Ms. Clemens earned her bachelor’s degree in History with a minor in Business and master’s degree in History from the University of Texas at San Antonio.  Currently, she is working on her degree in Doctoral Management from the University of Phoenix. Ms. Clemens is not currently an officer or director of any other reporting company.

Compensation of Officers and Directors

The Company paid consulting fees to the following Officers/Directors during the year ended November 30, 2014:

Scott Dockter, CEO	$175,000
Amy Clemens, CFO	$53,000
JAAM Capital Corp (of which Kevin Wright is a Principal)	$10,000
Baystreet Capital Corp (of which Todd Gauer is a Principal)	$38,000

The Company intends to pay cash compensation to its officers and consulting fees to entities providing services to the Company and owned by its Directors in the future as determined and approved by the Company’s Board of Directors. The Company plans to enter into employment agreements with certain of its key executives.

The Company’s Board will determine compensation levels and components for Named Executive Officers (“NEOs”) to attract, retain, and motivate talent in our competitive market environment while focusing the management team and Purebase on the creation of long-term value for stockholders.  Positions included as NEOs during 2015 will include: Chief Executive Officer, Chief Financial Officer and Vice Presidents.  Other positions may be added as business conditions warrant. If an NEO is also a Director, such NEO will abstain from participating in or voting on his/her own compensation package.

Our Board will apply four elements to the determination of compensation for NEO’s: base salary (cash), short-term incentives (bonus – cash, equity, or both), long-term incentives (options), and benefits.  The total compensation package will reflect the Company’s “Pay for Performance” philosophy, which is to couple employee rewards with the interests of stockholders. We believe strongly that retention and motivation of successful employees is in the long-term interest of stockholders.  Further, we believe in development and internal promotion of proven, existing employees whenever optimal for the interests of the Company.  When cash flow permits, the Board will target the total compensation level over time to be competitive with comparable companies in our industry segments and geographic locations.

The Company has no long-term compensation or retirement plans or stock incentive plans at the present time.

Transactions with Related Parties

The Company acquired the rights to purchase the Snow White Mine property from US Mine Corp., which is a Nevada corporation of which Scott Dockter and John Bremer are owners and executive officers. Purebase acquired the Mineral Preference Rights Lease in Esmeralda County, NV from US Mine Corp. The Contract Mining Agreement provides for US Mine Corp. to provide various technical evaluations and mine development services to Purebase.

Purebase acquired the Placer Mining Claims USMC 1-50 from Scott Dockter.

Intellectual property applicable to cement and other products of interest to Purebase was acquired through the acquisition of US Agricultural Minerals, LLC which is a Nevada limited liability company of which Scott Dockter and John Bremer are Manager-Members.

During the fiscal year ended November 30, 2014 Purebase paid rent of $50,286 for office space to Optec Solutions. Amy Clemens, the CFO of Purebase, is part owner of Optec Solutions.

Purebase entered into a Contract Mining Agreement with US Mine Corp pursuant to which US Mine Corp will provide various technical evaluations and mine development services to Purebase.

During 2013, GroWest Corporation advanced $129,784 to Purebase to fund ongoing business operations. GroWest is a company owned by John Bremer, who is a major stockholder of Purebase. The advance was repaid in full during 2014.

Purebase entered into a Consulting Agreement with Baystreet Capital Corp. to provide investor relations and other services as requested by Purebase. The Consulting Agreement will continue until terminated by one or both parties. Todd Gauer is a principal of Baystreet Capital and is a shareholder, officer and director of Purebase.

Purebase entered into a Consulting Agreement with JAAM Capital Corp. to provide business development and marketing services as requested by Purebase. The Consulting Agreement will continue until terminated by one or both parties. Kevin Wright is a principal of JAAM Capital and is a shareholder, officer and director of Purebase.

Security Ownership of Certain Beneficial Owners and Management after the Reorganization

The following tables set forth as of November 30, 2014, the ownership of the Company’s  and Purebase’s common stock by each person known to be the beneficial owner of more than 5% of the Company’s  outstanding common stock, its current and proposed directors, and its executive officers and directors as a group.  To the Company’s best  knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Except for changes resulting from the current Reorganization, there are no known pending or anticipated arrangements that may cause a change in control.

Name and Address	Number of Shares Owned Beneficially	Percentages Before Reorg	Percentages After Reorg (1)
A.Scott Dockter, CEO and Director 3090 Boeing Road Cameron Park, CA 95682	18,400,000 (Port of Call Online) 4,156,862 (Purebase)	67%	32.1%
Amy Clemens, CFO 1670 Sierra Ave., Ste. 402 Yuba City, CA 95993	161,500 (Purebase)	0%	*
Calvin Lim, Director 6580 Haven Side Drive Sacramento, CA 95831	-0-	0%	0%
John Bremer(2) 10490 Dawson Canyon Road Corona, CA 92883	20,081,500(3) (Purebase)	0%	28.6%

Name and Address	Number of Shares Owned Beneficially	Percentages Before Reorg	Percentages After Reorg (1)
All Executive Officers and Directors as a group (4 people)	18,400,000 (Port of Call Online) 24,399,862 (Purebase)	67%	61%
Stockholders owning 5% or more
A.Scott Dockter 3090 Boeing Road Cameron Park, CA 95682	18,400,000 (Port of Call Online) 4,156,862 (Purebase)	67%	32.1%
John Bremer 10490 Dawson Canyon Road Corona, CA 92883	20,081,500(3) (Purebase)	0%	28.6%
Baystreet Capital 136 Turtle Cove Road Turks & Caicos Islands British West Indies	10,770,400 (Purebase)	0%	15.3%
Kevin Wright 1 Yonge Street, Ste. 1801 Toronto, ON M5E 1W7	7,111,400(4) (Purebase)	0%	10.1%

*  Represents less than 1% of outstanding shares.
(1)  Assumes the issuance of 45,817,802 shares in the Reorganization.
(2)   Proposed Director
(3)   Amount includes 28,750 shares held by Mr. Bremer’s wife.
(4)   Amount includes 3,625,000 shares held by Mr. Wright’s immediate family.

Item 5.06   Change in Shell Company Status

The Company believes that upon consummation of this Reorganization, as described above, the Company will commence significant operations in support of its new business of exploration and development of natural mineral mining properties located initially in California and Nevada. While the Company has not yet generated business revenue, it is starting this new line of business with significant assets which it believes can be developed and mineral resources made available for sale in the relatively near future. Consequently, upon completion of the Reorganization with Purebase, the Company will no longer meet the criteria for a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

SECTION 8 – OTHER EVENTS

Item 8.01   Other Events

As a result of the Reorganization, the Company intends to amend its Articles of Incorporation to change its name from Port of Call Online, Inc. to Purebase Mills, Inc. to more accurately reflect its new business. This name change will cause a change to the Company’s OTCQB trading symbol.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01   Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Pursuant to Item 9.01(c) the audited financial statements of Purebase, Inc. are included in this initial Form 8-K.

(b)	Proforma Financial Information

Pursuant to Item 9.01(c) the pro forma financial information as required by Rule 8-05 of Regulation S-X are included in this initial Form 8-K.

(c)	Exhibits

2.1	Plan and Agreement of Reorganization between Port of Call Online, Inc. and Purebase, Inc. and Certain Stockholders of Purebase, Inc. dated December 23, 2014.

10.2	Placer Claims Assignment Agreement dated July 30, 2014.

10.3	Preference Rights Lease Assignment Agreement dated October 6, 2014.

10.4	Plan and Agreement of Reorganization Between Purebase, Inc., US Agricultural Minerals, LLC and the Members of US Agricultural Minerals, LLC dated November 24, 2014.

10.5	Contract Mining Contract dated November 1, 2013.

23.1	Accountant's Consent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2014	PORT OF CALL ONLINE, INC.

	By:	/s/ A.Scott Dockter
A.Scott Dockter, Chief Executive Officer

Item 9.01(a)  Financial Statements of Business Acquired

Financial Statements of Business Acquired

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Purebase, Inc.

We have audited the accompanying consolidated balance sheets of Purebase, Inc. (a Delaware corporation) and Subsidiary as of November 30, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Purebase, Inc. and Subsidiary as of November 30, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations during the years ended November 30, 2014 and 2013. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

Rose, Snyder & Jacobs LLP

Encino, California

December 22, 2014

PUREBASE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETs

	November 30,
	2014	2013

ASSETS
Current assets
Cash	$171,720	$-
Prepaid expenses and other current assets	9,939	-
Due from related parties	60,499	-
Advances to officer	28,000	-
Total Current Assets	270,158	-

Property and Equipment
Equipment	35,152	35,152
Autos and Trucks	25,061	25,061
Accumulated Depreciation	(16,393)	(4,350)
Total Property and Equipment	$43,820	$55,863

Mineral Rights Acquisition Costs	200,000	200,000

Total Assets	$513,978	$255,863

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$58,692	$3,355
Accrued Liabilities	48,361	-
Notes Payable Current	200,000	-
Total Current Liabilities	307,053	3,355
Long Term Debt	1,000,000	679,784
Total Liabilities	1,307,053	683,139

Commitments and contingencies

Stockholders' Deficit
Common stock, $0.001 par value, 75,000,000
shares authorized, 45,817,802, and 115,000
shares issued and outstanding	45,818	115
Additional paid-in capital	445,166	(115)
Accumulated Deficit	(1,284,059)	(427,276)
Total Stockholders' Deficit	(793,075)	(427,276)

Total Liabilities ad Stockholders' Deficit	$513,978	$255,863

The above data represents the combined financial position of Purebase, Inc. and U. S. Agricultural Minerals, LLC

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PUREBASE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS YEAR
ENDED NOVEMBER 30, 2014 AND 2013

		(8 Months)
	2014	2013

Revenue	$-	$-
Cost of Sales	-	-
Gross Profit	-	-

Operating Expenses
General and administrative	665,608	37,721
Exploration costs	123,050	363,072
Depreciation and amortization	12,043	4,350
Total Operating Expenses	800,701	405,143

Other Income (Expense)
Other Expense	(15,989)	(9,887)
Interest Expense	(40,093)	(12,246)
Total Other Income (Expense)	(56,082)	(22,133)

Net Income (Loss)	$(856,783)	$(427,276)

Net Income (Loss) Per Share - Basic and Diluted	$(0.02)	$(3.72)

Weighted Average Shares Outstanding Basic and Diluted*	$45,563,843	$115,000

* Weighted average shares outstanding is adjusted retroactively for the effects of the 2.3-to-1

The above data represents the combined results of operations of Purebase, Inc. and U. S. Agricultural Minerals, LLC

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PUREBASE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Shares		Additional Paid-in
	Shares	Amount	Capital	Accumulated Deficit	Total

Opening Balance	-	$-	$-	$-	$-

Founders' shares in U.S. Agricultural Minerals, LLC	115,000	115	(115)		-
Net Loss	-	-	-	(427,276)	(427,276)
Balance, November 30, 2014	115,000	115	(115)	(427,276)	(427,276)
Founders' shares in Purebase, Inc.	45,540,000	45,540	(45,540)	-	-
Units issued for cash	162,802	163	490,821	-	490,984
Net Loss	-	-	-	(856,783)	(856,783)
Balance, November 30, 2014	45,817,802	45,818	445,166	(1,284,059)	(793,075)

* The number of shares has been adjusted for the 2.3-to-1 forward stock split that occurred on November 21, 2014.

The above numbers represents the combined financial data of Purebase, Inc. and U. S. Agricultural Minerals, LLC

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PUREBASE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

		(8 Months)
	2014	2013

OPERATING ACTIVITIES:
Net loss	$(856,783)	$(427,276)
Adjustments to reconcile net loss to net cash used
in operating activates:
Depreciation and amortization	12,043	4,350
Effect of changes in:
Prepaid expenses and other current assets	(9,939)	-
Accounts payable and accrued expenses	103,698	3,355
Net cash used in operating activities	(750,981)	(419,571)

Investing Activities:
Purchase of property and equipment	-	(60,213)
Mineral rights acquisitio costs	-	(200,000)
Advances to officers	(28,000)	-
Advances to relates parties	(60,499)	-
Net cash used in investing activities	(88,499)	(260,213)

Financing Activities:
Proceeds from sale of equity units	490,984	-
Proceeds from notes payable	650,000	550,000
Advances from related parties	(129,784)	129,784
Net cash provided by financing actiivities	1,011,200	679,784

Net change in cash	171,720	-
Cash, beginning of period	-	-
Cash, end of period	171,720	$-

Interest paid in cash	$40,093	$12,246
Income taxes paid in cash	$-	$-

The above data represents the combined cash flows of Purebase, Inc. and U. S. Agricultural Minerals, LLC

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PUREBASE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOVEMBER 30, 2014

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Purebase, Inc. (“Purebase” or “the Company”) was incorporated in the state of Nevada on June 11, 2013 as an exploration and mining company which will focus on identifying and developing advanced stage natural resource projects which show potential to achieve full production. The business strategy of Purebase is to identify, acquire, define, develop and operate world-class industrial and natural resource properties and to provide mine development and operations services to mining properties located initially in the Western United States and currently in California and Nevada. The Company intends to engage in the identification, acquisition, development, mining and full-scale exploitation of industrial and natural mineral properties in the United States as its top priority. Purebase’s business plan will focus on the industrial and agricultural market sectors. The Company will seek to develop deposits of pozzolan, white silica, copper and potassium sulfate which offer a wide range of uses including construction, agriculture additives, animal feedstock, ceramics, synthetics, absorbents and electronics.

Purebase is headquartered in Yuba City, California. Purebase’s business is divided into wholly-owned subsidiaries which will operate as business divisions whose sole focus is to develop sector related products and to provide for distribution of those products into primarily the agricultural and construction industry sectors.

On November 24, 2014, Purebase acquired 100% ownership of US Agricultural Minerals, LLC, a Nevada limited liability company (“USAM”)that was under common majority ownership. Purebase issued 50,000 (115,000 post-split) shares of common stock for 100% of the membership interests of USAM. USAM has developed certain intellectual property applicable to making cement and other products of interest to Purebase. Specifically, USAM has done extensive research and testing of the Potassium Sulfate deposit, Lignite deposit and the Pozzolan deposits for agricultural applications and use as a high grade SCM.

Given that Purebase and USAM shared the same majority ownership during 2013 and through the acquisition by Purebase on November 24, 2014, the results of operations of USAM are combined with Purebase for 2014 and 2013  as if the acquisition had occurred in April 2013, when the business commenced operations in accordance with FASB ASC 805-50-45. Purebase and USAM are collectively referred to herein as the “Company”.

Basis of Presentation and Going Concern

The Company incurred a net loss of $856,783 for the fiscal year ended November 30, 2014 and  generated negative cash flows from operations. In addition the Company has not yet generated revenue in conjunction with its business plan. In order to support its operations, the Company will require additional infusions of cash from the sale of equity instruments or the issuance of debt instruments, or the commencement of profitable revenue generating activities. The Company is contemplating a reverse merger into a public shell company as a vehicle for raising funds.If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations, take advantage of potential acquisition opportunities, develop or enhance its properties in the future or respond to competitive pressures would be significantly limited. Such limitations could require the Company to curtail, suspend or discontinue parts of its business plan.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Because of its net loss and negative cash flows from operations, its independent auditors, in their report on our financial statements as of and for the fiscal year ended November 30, 2014 and 2013, expressed substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements in conformity with U.S. generally accepted accounting principles. Management believes the assumptions underlying the consolidated financial statements are reasonable.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using straight line depreciation methods over the estimated useful lives as follows:

Equipment	5 years
Autos and trucks	5 years

Major additions and improvements are capitalized. Costs of maintenance and repairs which do not improve or extend the life of the associated assets are expensed in the period in which they are incurred. When there is a disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in net income.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash balances.

Exploration Stage

The Company has not established proven or probable reserves, as defined by the United States Securities and Exchange Commission (the “SEC”) under Industry Guide 7, through the completion of a “final” or “bankable” feasibility study for any of its projects. As a result, the Company remains in the Exploration Stage as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.

In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred while exploration and pre-extraction expenditures are expensed as incurred until such time the Company exits the Exploration Stage by establishing proven or probable reserves. Expenditures relating to exploration activities such as drill programs to establish mineralized materials are expensed as incurred. Expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that project, after which expenditures relating to mine development activities for that particular project are capitalized as incurred.

Mineral Rights

Acquisition costs of mineral rights are capitalized as incurred while exploration and pre-extraction expenditures are expensed as incurred until such time the Company exits the Exploration Stage by establishing proven or probable reserves, as defined by the SEC under Industry Guide 7, through the completion of a “final” or “bankable” feasibility study. Expenditures relating to exploration activities are expensed as incurred and expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that project, after which subsequent expenditures relating to development activities for that particular project are capitalized as incurred.

Where proven and probable reserves have been established, the project’s capitalized expenditures are depleted over proven and probable reserves upon commencement of production using the units-of-production method. Where proven and probable reserves have not been established, such capitalized expenditures are depleted over the estimated production life upon commencement of extraction using the straight-line method. The Company has not established proven or probable reserves for any of its projects.

The carrying values of the mineral rights are assessed for impairment by management on a quarterly basis or when indicators of impairment exist. Should management determine that these carrying values cannot be recovered, the unrecoverable amounts are written off against earnings.

Fair Value of Financial Instruments

Financial assets and liabilities recorded at fair value in the Company’s balancesheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories, as defined by the standard, are as follows:

Level Input:	Input Definition:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

For certain of our financial instruments, including accounts payable and accrued expenses, the carrying amounts are approximate fair value due to their short-term nature. The carrying amount of the Company’s notes payable approximates fair value based on prevailing interest rates.

Income Taxes

The Company is expected to have net operating loss carryforwards that it can use to offset a certain amount of taxable income in the future. The Company is currently analyzing the amount of loss carryforwards that will be available to reduce future taxable income. The resulting deferred tax assets will be offset by a valuation allowance due to the uncertainty of its realization. The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before income taxes relates to the recognition of a valuation allowance for deferred income tax assets.

The Company has adopted FASB ASC 740-10 which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not as a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the fiscal years ended November 30, 2014 and 2013.  The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized and such tax years are closed. As of November 30, 2014, all of the Company tax filings are subject to examination.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share as required by Accounting Standards Codification subtopic 260-10, Earnings per Share (ASC 260-10”). Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the year ended November 30, 2014, warrants to purchase common stock were excluded from the computation of diluted earnings (loss) per share as their effect was anti-dilutive. There were no common stock equivalents outstanding during the year ended November 30, 2013.

Impairment of Long-lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC 350, “Intangibles – Goodwill and Other” and ASC 360, “Property and Equipment”. Long-lived assets to be held and used are reviewed for events or changes in circumstances that indicate that their carrying value may not be recoverable. We measure recoverability by comparing the carrying amount of an asset to the expected future undiscounted net cash flows generated by the asset. If we determine that the asset may not be recoverable, or if the carrying amount of an asset exceeds its estimated future undiscounted cash flows, we recognize an impairment charge to the extent of the difference between the fair value and the asset's carrying amount. No impairment losses were recorded during the years ended November 30, 2014 and 2013.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Topic 915): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which states that in connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). The adoption of this update did not have a material effect on our financial statements.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance, which eliminates the distinction and separate requirements for development stage entities and other reporting entities under U.S. GAAP.  Specifically the amendment eliminates the requirement for development stage entities to 1) present inception-to-date information in the statements of income, cash flow and shareholders’ equity, 2) label the financial statements as those of a development stage entity, 3) disclose a description of the development stage activities in which the entity is engaged and 4) disclose the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.  ASU 2014-10 is effective for fiscal years beginning after December 15, 2014 with early adoption permitted.  The Company has adopted ASU 2014-10 during the year ended November 30, 2014.

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606), which will supersede nearly all existing revenue recognition guidance under GAAP. ASU No. 2014-09 provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption and will become effective for the Company in the first quarter of 2018. The Company is evaluating the potential effects of the adoption of this update on its financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which eliminates diversity in practice for the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward is available to reduce the taxable income or tax payable that would result from disallowance of a tax position. ASU 2013-11 affects only the presentation of such amounts in an entity’s balance sheet and is effective for fiscal years beginning after December 15, 2013 and interim periods within those years. Early adoption is permitted. The adoption of this update did not have a material effect on our financial statements.

NOTE 2.  PROPERTIES

Placer Mining Claims Lassen County, CA

Placer Mining Claim Notices have been filed and recorded with the US Bureau of Land Management (the “BLM”) relating to 50 Placer mining claims identified as “USMC 1” thru “USMC 50” covering 1,145 acres of mining property located in Lassen County, California and known as the “Long Valley Pozzolan Deposit”.The Long Valley Pozzolan Deposit is a placer claimsresource in which Purebase holds non-patented mining rights to 1,145acres of contiguous placer claims within the boundaries of a known and qualified Pozzolandeposit. These claims were assigned to Purebase by one of its founders at his original cost basis of $0.

Federal Preference Rights Lease in Esmeralda County NV

This Preference Rights Lease is granted by the BLM covering approximately 2,500 acres of land located in the Mount Diablo Meridian area of Nevada. Contained in the leased property is the Chimney 1 Potassium/Sulfur Deposit which consists of 15.5 acres of land fully permitted for mining operation which is situated within the 2,500 acres held by Purebase. These rights are presented at their cost of $200,000.

NOTE 3.  NOTES PAYABLE

On April 8, 2013, USAM issued a $1,000,000 promissory note to an unaffiliated third party. This note was assumed by Purebase on November 24, 2014 in connection with the acquisition of USAM by Purebase. The note bears simple interest at an annual rate of 5% and the principal and accrued interest are payable on May 1, 2016. Upon the occurrence of an event of default, which includes voluntary or involuntary bankruptcy, all unpaid principal, accrued interest and other amounts owing are immediately due, payable and collectible by the lender pursuant to applicable law. The balance of the note was $1,000,000 and $550,000 at November 30, 2014 and 2013, respectively.

On August 31, 2014, Purebase issued a promissory note in the amount of $200,000 for general working capital needs. The note bears interest of 5% per annum with the principal and accrued interest due on October 31, 2014.

During the year ended November 30, 2013, the Company received non-interest bearing advances from GroWest, a company owned by a significant stockholder of Purebase. At November 30, 2013, the balance of these advances amounted to $129,784, which was repaid in full during the year ended November 30, 2014.

Future payments on notes payable at November 30, 2014 are as follows:

Years Ending
November 30
2015	$200,000
2016	1,000,000
Total	$1, 200,000

NOTE 4.  COMMITMENTS AND CONTINGENCIES

Office and Rental Property Leases

Purebase is temporarily subletting office space from OPTEC Solutions, LLC, a company partly owned by the Company’s CFO, on a month-to-month basis. Base rent under the lease is $5,028 per month.

The BLM Preference Rights Lease requires an annual lease payment to the BLM of $30,000.

Legal Matters

Purebase and US Agricultural Minerals, LLC along with certain principals of those entities were named as defendants in a Complaint filed in the Second Judicial District Court in Washoe County, Nevada (Case # CV14 01348) on June 23, 2014. The Complaint was filed by Madelaine and Edwin Durand alleging various causes of action including breach of contract and misrepresentations by various defendants and certain principals of Purebase and USAM. The substance of the Complaint involves the alleged breach and other wrongful acts pertaining to a Mineral Lease Contract and a Non-Disclosure, Confidentiality and Non-Compete Agreement entered into between the Plaintiffs and the Defendants. On September 11, 2014 a Motion to Dismiss was filed on behalf of all Defendants and is pending awaiting determination by the Court.

Contractual Matters

On November 1, 2013, Purebase entered into an agreement with US Mine Corp, which performs services relating to various technical evaluations and mine development services to Purebase with regard to the various mining properties/rights owned by Purebase. Terms of services and compensation will be determined for each project undertaken by US Mine Corp.

On July 30, 2014 Purebase entered into a Placer Claims Assignment Agreement pursuant to which Scott Dockter and Teresa Dockter assigned their rights to certain Placer Mining Claim Notices filed and recorded with the BLM relating to 50 Placer mining claims identified as “USMC 1” thru “USMC 50” covering 1,145 acres of mining property located in Lassen County, California and known as the “Long Valley Pozzolan Deposit”.

On October 6, 2014 Purebase entered into an Assignment of Lease with US Mine Corp. pursuant to which Purebase acquired the rights to a Preference Rights Lease granted by the BLM covering approximately 2,500 acres of land located in the Mount Diablo Meridian area of Nevada.  The Lease requires future payment obligations of $30,000 annually and other future contingent payments.

Concentration of Credit Risk

The Company maintains cash accounts at a financial institution. The account is insured by the Federal Deposit Insurance Corporation (“FDIC”). The cash account, at times, may exceed federally insured limits.

NOTE 5.  STOCKHOLDERS’ EQUITY

On November 21, 2014, the Company effected a 2.3-for-1 forward split of its common shares. All common stock amounts have been adjusted retroactively to reflect this stock split.

Issuance of Common Stock

Purebase issued 50,000 (115,000 post-split) shares of common stock to the three Members of US Agricultural Minerals LLC in exchange for 100% ownership of US Agricultural Minerals LLC, which were treated as founders’ shares of USAM.

On December 2, 2013 Purebase issued 19,800,000(45,540,000 post-split) shares of common stock to itsfounders.

On November 24, 2014 Purebase issued 162,802 units, comprised of one share of common stock and one warrant to purchase common stock, through a private placement to 10 investors for aggregate net proceeds of $490,984.

Common Stock Warrants

On November 24, 2014, as part of the private placement stock issuance, investors were issued warrants to purchase an additional share of Purebase common stock for an exercise price of $6.00 per share with an exercise term of one year.

Warrants outstanding at November 30, 2014 are as follows:

Shares	Exercise Price	Maturity
162,802	$6.00	Nov 2015

NOTE 6.  RELATED PARTY TRANSACTIONS

In October 2014, Purebase acquired the Mineral Preference Rights Lease in Esmeralda County, NV from US Mine Corp., a company owned by the majority stockholders of Purebase. The consideration of $200,000 was paid directly to a third party from the proceeds from the Company’s $1,000,000 promissory note.

Purebase entered into a Contract Mining Agreement with US Mine Corp pursuant to which US Mine Corp will provide various technical evaluations and mine development services to Purebase. No services were rendered pursuant to this contract during the years ended November 30, 2014 and 2013.

During the year ended November 30, 2014, Purebase acquired the Placer Mining Claims, “USMC 1-50”, from Scott Dockter, the Company’s Chief Executive Officer, in exchange for 12,708,000 pre-split (29,228,400 post-split)founders’ shares of common stock. These mining claims were recorded at the CEO’s historical cost basis of $0.

Prior to its acquisition by Purebase in November 2014, US Agricultural Minerals, LLC, a Nevada limited liability company,was 100% beneficially owned by Scott Dockter and John Bremer. Scott and John are collectively the majority stockholders of Purebase and Scott serves as the Company’s CEO.

During the fiscal year ended November 30, 2014, Purebase paid rent of $50,285 for office space to Optec Solutions. Amy Clemens, the CFO of Purebase, is part owner of Optec Solutions.

During 2013, GroWest Corporation advanced $129,784 to Purebase to fund ongoing business operations. GroWest is a company owned by John Bremer, who is a major stockholder of Purebase. The advance was repaid in full during 2014.

Purebase entered into a Consulting Agreement with Baystreet Capital Corp. to provide investor relations and other services as requested by Purebase. The Consulting Agreement will continue until terminated by one or both parties. Todd Gauer is a principal of Baystreet Capital and is a shareholder, officer and director of Purebase. During the year ended November 30, 2014, Baystreet Capital was paid consulting fees of $38,000.

Purebase entered into a Consulting Agreement with JAAM Capital Corp. to provide business development and marketing services as requested by Purebase. The Consulting Agreement will continue until terminated by one or both parties. Kevin Wright is a principal of JAAM Capital and is a shareholder,officer and director of Purebase. During the year ended November 30, 2014, JAAM Capital was paid consulting fees of $10,000.

During the year ended November 30, 2014, the Company paid consulting fees totaling $53,000 to its CFO, and $175,000 to its CEO.

Item 9.01(b)  Proforma Financial Information

Proforma Financial Information

On December 23, 2014 Port of Call Online, Inc.  ("POCO" or the "Company") a public reporting company without any business or operating activities, agreed to issue 43,709,412  shares of unregistered shares of common stock in exchange for 95.5% equity interest in Purebase, Inc. ("Purebase"), making Purebase a majority-owned subsidiary of POCO.  This voluntary share exchange transaction resulted in the shareholders of Purebase obtaining a majority voting interest in the Company.  Accounting principles generally accepted in the United States of America require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition.  Accordingly, the share exchange transaction has been accounted for as a recapitalization of Purebase.

The following unaudited pro forma combined balance sheet reflects the combination of Purebase and POCO and the issuance of shares of POCO’s common stock to Purebase stockholders.  The unaudited pro forma combined balance sheet has been derived from audited historical financial statements of Purebase provided therewith and unaudited financial statements of the Company as contained in its Form 10-Q filed with the SEC on November 14, 2014.

Although from a legal perspective, the Company acquired Purebase, from an accounting perspective, the transaction is viewed as a recapitalization of Purebase accompanied by an issuance of stock by Purebase for the net assets of the Company. This is because the Company did not have operations immediately prior to the merger, and following the merger, Purebase is the operating company.  As of the closing of the Reorganization a majority of Purebase's officers and directors serve as directors of the new combined entity. Additionally, Purebase's stockholders will be issued approximately 65% of the outstanding shares of the Company after the completion of the transaction.

Given these circumstances, the transaction is accounted for as a capital transaction rather than as a business combination.  That is, the transaction is equivalent to the issuance of stock by Purebase for the net assets of the Company, accompanied by a recapitalization.  Because the transaction is accounted for as a capital transaction, the pro-forma financial statements do not include an income statement.  In addition, the pro forma balance sheet has been prepared in such a manner that the pro forma equity section reflects the total outstanding POCO shares for the new merged entity.  Additional, the Company’s accumulated deficit and additional paid-in capital accounts have been eliminated, while Purebase's accumulated deficit remains.

The following Unaudited Pro Forma Combined Balance Sheet gives effect to the aforementioned reverse acquisition based on the assumptions and adjustments set forth in the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet which management believes are reasonable.  The Unaudited Pro Forma Combined Balance Sheet represents the combined financial position of POCO and Purebase as of November 30, 2014 as if the reverse acquisition occurred on November 30, 2014.   The unaudited pro forma combined balance sheet is not necessarily indicative of what actual results would have been had the transaction occurred at the beginning of the period, nor do they purport to indicate the results of future operations. These unaudited Pro Forma Combined Financial Statements and accompanying notes should be read in conjunction with the audited financial statements and related notes of Purebase which are included in this document.

PUREBASE, INC.

UNAUDITED COMBINED PRO FORMA BALANCE SHEET

November 30, 2014

	Purebase, Inc	POCO	Pro Forma	Pro Forma
	11/30/2014	09/30/2014	Adjustments	Combined

ASSETS
Current assets
Cash	171,720	100	0	171,820
Due from related parties	60,499	0	0	60,499
Advances	28,000	0	0	28,000
Total Current Assets	270,158	100	0	270,258

Property and Equipment	35,152	0	0	35,152
Autos & Trucks	25,061	0	0	25,061
Accumulated Depreciation	(16,393)	0	0	(16,393)
Total Fixed Assets	43,820	0	0	43,820

Intangible Assets	200,000	0	0	200,000

Total Assets	513,978	100	0	514,078

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts Payable	58,692	4,100	0	62,792
Accrued Liabilities	48,361	0	0	48,361
Note Payable Current	200,000	0	0	200,000
Total Current Liabilities	307,053	4,100	0	311,153
Long Term Debt	1,000,000	0	0	1,000,000
Total Liabilities	1,307,053	4,100	0	1,311,153

Equity
Common Stock	45,818	3,050	0	48,868
Additional Paid in Capital	445,166	51,950	(59,000)	438,116
Retained Earnings	(1,284,059)	(59,000)	59,000	(1,284,059)
Total Equity	(793,075)	(4,000)	0	(797,075)

Total Liability and Equity	513,978	100	0	514,078

The accompanying notes are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

1.	BASIS OF PRESENTATION

The Unaudited Pro Forma Combined Balance Sheet represents the combined financial position of Purebase, Inc. and Port of Call Online, Inc. as of November 30, 2014 as if the reverse acquisition occurred on November 30, 2014.

2.	PROFORMA ADJUSTMENT

The pro forma adjustment was made to reflect the recapitalization of Purebase, Inc.